Exhibit A:

Mr. Lang also directly owns an employee stock option to purchase 50,000 shares of Class A common stock with (i) an exercise price of $165.01 per share and (ii)
an expiration date of February 2, 2025. Of the 50,000 shares subject to this option, 12,500 shares vested on February 2, 2016, 12,500 shares vested on
February 2, 2017, 12,500 shares vested on February 2, 2018, and 12,500 shares vested on February 2, 2019.

Mr. Lang also directly owns an employee stock option to purchase 30,000 shares of Class A common stock with (i) an exercise price of $189.16 per share and (ii)
an expiration date of March 8, 2027. Of the 30,000 shares subject to this option, 7,500 shares vested on March 8, 2018, 7,500 shares vested on March 8,
2019, 7,500 shares are scheduled to vest on March 8, 2020, and 7,500 shares are scheduled to vest on March 8, 2021.

Mr. Lang also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii)
an expiration date of February 8, 2028. Of the 40,000 shares subject to this option, 10,000 shares vested on February 8, 2019, 10,000 shares are scheduled to vest on February 8, 2020, 10,000 shares are scheduled to vest on February 8,
2021, and 10,000 shares are scheduled to vest on February 8, 2022.